Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), made this 28th day of February, 2014 (the “Effective Date”) by and between Vape Holdings, Inc. (the “Company”), a Delaware corporation, on the one hand and HIVE Ceramics, LLC (“Seller”) on the other hand.  The Company and Seller shall each separately be referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Seller has developed “HIVE Ceramics” a non-porous, 100% all natural, non-corrosive, chemically inert, medical and food grade line of ceramic vaporizers (the “Product”);

WHEREAS, the Company is expanding into new business opportunities, including the e-cigarette and vaporizer industry; and

WHEREAS, Seller and the Company wish to enter this Agreement so the Company may acquire all right, title and interest in the Product, including but not limited to its tangible and intangible assets, inventory, goodwill, intellectual property and other assets (the “Acquisition”).

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

SECTION 1.          Definitions

In this Agreement:

1.1           “Breach” means a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant hereto, and will be deemed to have occurred if there is or has been (a) any inaccuracy in, or breach of, or any failure to perform, or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person (as hereinafter defined)) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

1.2           “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.3           “Governmental Body” means any national, federal, state or local governmental, judicial or regulatory agency, authority or body within or outside the United States.

1.4           “Indemnified Person” shall mean the Person who is entitled to indemnification under the terms of this Agreement.

1.5           “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, judgment or other administrative order, decree, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty.

1.6           “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, buyer, association, organization, labor union, or other entity or governmental body.

1.7           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.8           “Tax” means any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (whether domestic or foreign).

1.9           “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

SECTION 2.          Purchase and Sale

2.1           Sale of the Assets.   Seller hereby sells to the Company and the Company hereby purchases from the Seller any and all right, title and interest to the Product including, but not limited to, the assets described in Exhibit A, as attached hereto and incorporated by reference herein (the “Assets”).

2.2           Promissory Note.  In addition to Seller’s sale of the Assets, and in further consideration for the Acquisition, within thirty (30) days of Closing, Seller agrees to provide $250,000 in capital to the Company in exchange for a promissory note from the Company.  A copy of the promissory note is attached hereto as Exhibit B.

2.3           Employment Agreements.  At Closing, Kyle Tracey and Michael Cook of Seller will execute Executive Employment Agreements for employment by the Company.  A true and correct copy of Mr. Tracey’s Executive Employment Agreement is attached hereto as Exhibit C.  A true and correct copy of Mr. Cook’s Executive Employment Agreement is attached hereto as Exhibit D.

2.4           Purchase Price.  In consideration for the sale of Assets, at Closing the Company shall issue Seller five hundred thousand (500,000) fully paid and nonassessable shares of Series “A” Preferred Stock (“Series A Shares”) of the Company.  The Series A Shares shall be subject to the Preferred Stock Designation attached hereto as Exhibit E and incorporated by reference, which provides, in pertinent part, as follows:

2.4.1  Each Series A Share is entitled to fifteen (15) votes (7.5 million votes in the aggregate);

2.4.2  Each Series A Share shall initially be convertible into one share of common stock of the Company (500,000 shares of common stock in the aggregate); and

2.4.3  On the two year anniversary of Closing the preferred stock conversion ratio shall be adjusted as follows: a one-time pro rata adjustment of up to ten-for-one (10-1) conversion into common stock based upon the Company generating aggregate gross revenues over the two years of at least $8,000,000 (e.g. If the Company generates only $4,000,000 in aggregate gross revenues over the two year period then the convertible ratio will adjust to 5-1).  In no event will the issuance convert into more than 5,000,000 shares of common stock of the Company.

2.5           Assumption of Liabilities.  Effective as of Closing, the Company will assume responsibility for the performance and satisfaction of all of the executory obligations and liabilities of Seller listed on Exhibit F, as attached hereto and incorporated by reference herein.

SECTION 3.         Conditions to Closing

3.1           Time and Place.  The closing of the purchase and sale of the Assets as contemplated by this Agreement (the “Closing”) shall occur no later than April 1, 2014, or as soon thereafter as possible (the “Closing Date”) at a place and time mutually agreed by the Parties in writing.  At Closing, Seller shall transfer and convey title to the Assets to the Company as provided in this Agreement.

3.2           Shareholder and Board Approval.  As a condition to Closing, the Company will obtain the requisite shareholder and board of director approval and ratification of this Agreement.

3.3           Deliveries.  At the Closing:

3.3.1       The Seller shall execute, acknowledge, and deliver to the Company, as appropriate, each of the following items:

(a)	Within thirty (30) days of the Closing, Seller will tender $250,000.00 to the Company;

(b)	The Executive Employment Agreements as set forth in Exhibit C and Exhibit D attached hereto and incorporated herein by reference;

(c)
A duly executed bill of sale and assignment of all assets (the “Bill of Sale”) as set forth in Exhibit G attached hereto and incorporated herein by reference, conveying all of Seller’s right, title, and interest in and to the Product; and

(d)	Such other documents and instruments as the Company may reasonably request to effectuate the Closing and any other transaction contemplated hereby.

3.3.2       The Company will deliver to the Seller:

(a)	Fully-executed Board resolutions approving the issuance of the Consideration to Seller;

(b)	The promissory note as set forth in Exhibit B attached hereto and incorporated herein by reference;

(c)	The Executive Employment Agreements as set forth in Exhibit C and Exhibit D attached hereto and incorporated herein by reference;

(d)	Such other documents and instruments as the Seller may reasonably request to effectuate the Closing and/or any other transaction contemplated hereby.

SECTION 4.          Representations and Warranties of the Seller

By affixing their signatures below, the Seller hereby represents and warrants to the Company, as a material inducement to the Company’s entry into this Agreement, as follows:

4.1           Title to Assets.  The Seller is  the lawful and beneficial owner of the Assets and the Seller has good and marketable title thereto, and the delivery of the Assets by the Seller to the Company pursuant to this Agreement will convey to the Company lawful, valid and indefeasible title thereto, free and clear of all Encumbrances whatsoever.

4.2           Necessary Authority.  The Seller has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, and to consummate the transaction contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

4.3           No Approvals or Conflicts.  The execution, delivery and performance of this Agreement by the Seller and the consummation of the transaction contemplated hereby, do not and will not:

4.3.1    Require the consent or approval of, or filing with, any Person or Governmental Body;

4.3.2    Violate any law, regulation, judgment or order binding upon the Seller; or

4.3.3    To the best of Seller’s  knowledge constitute or result in the breach of any provision of, or constitute a default under, any agreement, indenture or other instrument to which the Seller is a party or by which the Seller  or their assets may be bound.

4.4           Completeness of Statements.  No representation or warranty of the Seller herein and no written statement or certificate furnished, or to be furnished, by or on behalf of the Seller to the Company, or their agents pursuant hereto or in connection with the transaction contemplated hereby, contains or will contain on the Closing any untrue statement of a material fact or omits or will omit to state a material fact necessary in light of the circumstances to make the statements contained herein or therein not misleading.

4.5           No Bankruptcy, Litigation.  There has not been filed any petition or application, or any proceedings commenced, by or against, or with respect to any assets of, the Seller, under Title 11 of the United States Code or any other law, domestic or foreign, relating to bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt or creditors’ rights, and the Seller has not made any assignment for the benefit of creditors.  The Seller is not a party in any litigation or similar Proceeding.

4.6           Brokers’ Fees.  The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement.

4.7           Legal Compliance and Proceedings.  The Seller  has not received any notice from a Governmental Body alleging that it is not in compliance with all material Legal Requirements associated with the operation of the business and there is no pending Proceeding:  (a) that has been commenced by or against the Seller  or that otherwise relates to or may affect the business of, or any of the property or assets owned or used by, the Seller; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transaction contemplated hereunder.

4.8           Taxes.

4.8.1  The Seller shall be solely responsible for and pay all Taxes applicable to the Seller in relation to the sale of the Assets;

4.8.2  The Seller has filed with the appropriate taxing authorities all Tax Returns that they were required to file, which Tax Returns are true, correct and complete in all material respects, and have paid, or made adequate provision for the payment of, all Taxes shown thereon as owing.

SECTION 5.         Representations and Warranties of the Company

By affixing its signature below, the Company represents and warrants to the Seller, as a material inducement Seller entry into this Agreement, as follows:

5.1           Necessary Authority.  The Company has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, and to consummate the transaction contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

5.2           No Approvals or Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation of the transaction contemplated hereby do not and will not:

5.2.1     Require the consent or approval of, or filing with, any person or public authority;

5.2.2     Constitute or result in the Breach of any provision of, or constitute a default under any agreement, indenture or other instrument to which the Company is a party or by which its assets may be bound; or

5.2.3     Violate any law, regulation, judgment or order binding upon the Company.

SECTION 6.         Seller’s Pre-Closing Obligations

6.1           Maintenance of Property Pending Closing.   At all times prior to the Closing Date, Seller shall continue to maintain the Assets and conduct its operation associated with the Product in the same manner as they have been maintained and operated by Seller prior to the execution of this Agreement.

6.2           Access and Information.  Seller shall promptly provide the Company with all information concerning the Product and the Assets that the Company may reasonably request, and the Company and its accountants and other representatives shall have access during normal business hours to all of the Assets.

SECTION 7.         Mutual Covenants

7.1           Further Assurances Prior to Closing.  Seller and the Company shall, prior to Closing, execute any and all documents and perform any and all acts reasonably necessary, incidental, or appropriate to effect the transaction contemplated by this Agreement.

7.2           Notification of Changed Circumstances.  At any time after the Effective Date and prior to the Closing, if either party becomes aware of any fact or circumstance that would materially change a representation or warranty made under this Agreement, the party with knowledge of those facts shall notify the other in writing as soon as possible after the discovery of the changed circumstances.

7.3           Broker’s Fees.  Each party represents and warrants that no broker, finder, or any other person or entity has any claim for any brokerage commissions or fees in connection with any transaction contemplated by this Agreement.  Each party shall indemnify the other against any claim or loss suffered as a result of any claim for brokerage commissions or fees in connection with this Agreement.

SECTION 8.         Conditions Precedent to Obligations of Company

8.1           Company’s Conditions.  The obligation of the Company to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

8.1.1     The representations and warranties of Seller set forth herein shall be true and correct as of the Closing Date.

8.1.2     Seller shall have performed and complied with all of the agreements, covenants, and conditions required by Seller by this Agreement on or before the Closing Date.

8.1.3     No action, suit or proceeding before any court or any governmental body or authority that would in any way affect the Assets or the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or threatened on or before the Closing Date.

8.1.4.    The Assets shall be substantially the same condition on the Closing Date as the Effective Date, and there shall be no loss or damage to the property prior to the Closing.

8.2           Failure to Satisfy Company’s Conditions.  Any of the Company’s conditions precedent may be waived in whole or in part by the Company in writing at any time on or before the Closing Date.  In the event that the Company’s conditions precedent have not been waived or satisfied in full on or before the Closing Date, the Company may elect to terminate this Agreement as provided herein.

SECTION 9.         Conditions Precedent to Obligations of Seller

9.1           Seller’s Conditions.  The obligation of Seller to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

9.1.1     Seller shall have received fully-executed Board resolutions approving the issuance of the Consideration at Closing.

9.1.2     The representations and warranties of the Company set forth herein shall be true and correct as of the Closing Date.

9.1.3     The Company shall have performed and complied with all of the agreements, covenants, and conditions required of the Company by this Agreement on or before the Closing Date.

9.2           Failure to Satisfy Seller’s Conditions.  Any of Seller’s conditions precedent may be waived in whole or in part by the Seller in writing at any time on or before the Closing Date.  In the event that the Seller’s conditions precedent have not been waived or satisfied in full on or before the Closing Date, the Seller may elect to terminate this Agreement as provided herein.

SECTION 10.       Post-Closing Obligations

10.1         Additional Assurances.  Each party agrees to do all acts and things and to make, execute, and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Agreement.  This covenant of further assurances shall survive the Closing.

SECTION 11.       Termination

11.1         Termination.  This Agreement may be terminated as follows:

11.1.1     By the Mutual consent of the Company and Seller at any time prior to Closing.

11.1.2.    By the Company at any time prior to Closing as expressly provided in this Agreement, or if any condition precedent to the Company’s obligations as set forth herein has not been satisfied in full or previously waived by the Company in writing, at or prior to the Closing.

11.1.3     By the Seller at any time prior to Closing as expressly provided in this Agreement, or if any condition precedent to the Seller’s obligations as set forth herein has not been satisfied in full or previously waived by the Seller in writing, at or prior to the Closing.

11.2         Effect of Termination.   In the event of the termination of this Agreement pursuant to the provisions of Section 11, this Agreement shall become void and have no effect, without any liability on the part of any of the parties.

SECTION 12.       Indemnification

12.1         Indemnification of Company.  The Seller  shall  indemnify and hold harmless the Company and its  representatives, agents, successors and assigns (collectively, the “Indemnified Persons”) for, and will promptly pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, out of, or in connection the operation of the Assets prior to the Closing Date and with any Breach of this Agreement by the Seller.

12.2         Indemnification of Seller.  The Company will indemnify and hold harmless the Seller and its Indemnified Persons, and will promptly pay to such Indemnified Persons, the amount of any Damages arising, directly or indirectly, out of or in connection with a Breach of this Agreement by the Company.

SECTION 13.       General Provisions

13.1         Notice.  All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the addresses given below.  The Company or Seller may change their address for purposes of this provision by giving written notice pursuant to the terms of this provision.

13.2         Entire Agreement.  This Agreement and the Schedules attached hereto constitute the entire agreement among the parties hereto, and no party hereto shall be bound by any communications between them on the subject matter hereof unless such communications are in writing and bear a date contemporaneous with, or subsequent to, the date hereof.

13.3         Fees and Costs.  Each Party shall be responsible for paying his, her or its own fees and costs in connection with this Agreement, including, but not limited to, his, her or its respective attorneys’ fees, accountant fees and consultant fees.

13.4         Successors and Assigns.  This Agreement shall be binding upon the Parties hereto, their heirs, personal representatives, successors and assigns.

13.5         Execution of Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

13.6         Governing Law; Jurisdiction.  This Agreement shall be governed by the internal laws of the State of California, without regard to principles of conflicts of laws.  Any dispute arising under or in connection with this Agreement or the other agreements contemplated hereby shall be resolved before the American Arbitration Association, Los Angeles County, California.

13.7         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.8         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first set forth above.

“COMPANY”
VAPE HOLDINGS, INC.
a Delaware Corporation

By:        /s/ Jerome Kaiser
Name:   Jerome Kaiser
Title:     Chief Financial Officer

Address for Notice:

20301 Ventura Boulevard, Suite 126B
Woodland Hills, CA 91364
info@vapeholdings.com

“SELLER”
HIVE CERAMICS, LLC By: /s/ Michael Cook Name: Michael Cook Title: President of Operations Address for Notice: 21804 Ventura Boulevard Woodland Hills, California 91364

EXHIBIT A

ASSETS

This list of assets is not exhaustive.  Any and all assets utilized in connection with the Product of Seller, whether included on this list or not, are being purchased by the Company.

1.	Any and all inventory, samples, purchase orders and related assets associated with the “HIVE Ceramics” vaporization element product;

2.
Any and all intellectual property of “HIVE Ceramics”, including but not limited to trademarks, service marks, trade names, logos, patents, patent applications, goodwill and related intellectual property associated with the Product;

3.	USPTO Patent Pending Application Number 61924220 and all right, title and interest thereto;

4.
The hiveceramics.com website and social media accounts owned by Seller and any hardware, software, source and object code base, code and revisions, versioning system contents thereof, design, schemes, structures, database content and images, registered names, domain names and intellectual property related to the hiveceramics.com website owned by Seller;

5.	Any and all client and distribution lists;

6.	Any and all contracts with clients and vendors; and

7.	Any and all equipment related to the Product.

EXHIBIT B

PROMISSORY NOTE

$250,000.00	________________, 2014

FOR VALUE RECEIVED, VAPE HOLDINGS, INC., a Delaware corporation (the "Maker"), promises to pay to the order of HIVE CERAMICS, LLC, a California limited liability company (“Holder”) at 21804 Ventura Boulevard, Woodland Hills, California 91364 as instructed by Holder, or to such place and in such other manner as the Holder shall designate in writing, the principal sum of $250,000.00 in accordance with the terms set forth in this Promissory Note (this “Note”).

The entire outstanding principal and all accrued but unpaid interest on this Note will be payable in full on the Maturity Date.  The Company shall have the right, but not the obligation, to prepay all or any portion of this Note at any time during its term without penalty.  Such prepayments on this Note shall be applied first to accrued, unpaid interest and thereafter to reduce the outstanding principal amount.

This Note shall bear simple interest on the unpaid principal balance hereof from time to time out-standing at the rate of six percent (6%) per annum.  Accrued interest shall be payable on the last day of each calendar month following the previous month of accrued interest during the term of this Note until the earlier of: (a) the full payment of all principal and accrued but unpaid interest on this Note, or (b) the Maturity Date.  Any accrued interest not paid when due shall thereafter bear interest at the same rate as the principal hereunder.

Subject to the foregoing, all unpaid principal, and any other amounts due under this Note, if not previously paid in accordance with the provisions of this Note, shall be due and payable on February 27, 2016 (the “Maturity Date”).

Upon failure to pay this Note when due when such payment due remains unpaid for a period of thirty (30) days or longer , such failure shall constitute a default under this Note, and the entire debt then remaining unpaid at once shall become due and payable at the option of the Holder.

If under this Note any late charge, fees, expenses, or any other sums owing to the Holder not be paid in full when due, the amount thereof shall be added to the principal amount outstanding under this Note.  Payments received by Holder pursuant to the terms hereof shall be applied in the following manner:  first, to the payment of all expenses, charges, late payment fees, costs and fees incurred by or payable to Holder and for which Maker is obligated pursuant to the terms of this Note; second, to the payment of principal.

All amounts due under this Note shall be payable without set off, counterclaim, or deduction of any kind.

This Note inures to and binds the heirs, successors and assigns of Maker and Holder, and any subsequent Holder.

No previous waiver and no failure or delay by the Holder in acting with respect to any of the terms of this Note shall constitute a waiver of any breach, default or failure of condition under this Note. The acceptance by the Holder of any payments under this Note in an amount less than the amount due and owing or after the date that such payment is due shall not constitute a waiver of the right to require prompt and full payment when due of future or succeeding payments or to declare a default as herein provided.

The provisions of this Note and of all agreements between Maker and Holder are expressly limited so that in no contingency shall the amount paid, or agreed to be paid, use, forbearance, or detention of the money to be loaned, hereunder exceed the maximum amount permissible law.  If, from any circumstance whatever, fulfillment of any provision hereof or of any other agreement between Maker and Holder, at the time fulfillment of such provision or agreement is due, shall involve or purport to require any payment in excess of the limits then prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if, from circumstance whatever, Lender should ever receive as interest an amount that would exceed the highest lawful rate, the amount that would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at the Holder’s option, be paid over to Maker) and shall not be counted as interest.

This Note is to be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws principles. Maker consents to the jurisdiction of the State of California in connection with any actions, proceedings or claims arising from or relating to this Note. Maker further promises to pay all costs, expenses and attorneys' fees incurred by Payee in connection with any default hereunder and in any proceeding brought to enforce any of the provisions of this Note.

Time is of the essence with regard to each and every term, covenant, provision and condition of this Note.

IN WITNESS WHEREOF, Vape Holdings, Inc. hereby affixes its signature by its authorized representative on this ____ day of _______________, 2014.

“MAKER”

VAPE HOLDINGS, INC.

By:
Its:

ADDRESS FOR NOTICES:

Vape Holdings, Inc.
20301 Ventura Boulevard, Suite 126B
Woodland Hills, CA 91364

EXHIBIT C

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated ______________, 2014 is entered into by and between Vape Holdings, Inc., a Delaware corporation (the “Company”), and Kyle Tracey, an individual (“Executive”). Company and Executive may be referred to herein individually as a “Party” or collectively as the “Parties.”

POSITION AND RESPONSIBILITIES

a.      Position  Executive has extensive training and experience managing companies and in the technology and cannabis concentrate industries, and Company desires to continue to employ Executive to render services to the Company in the position of Chief Executive Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company, including, but not limited to, the duties listed in Exhibit “A” attached hereto and incorporated by reference herein. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

b.      No Conflict  Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations the Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

COMPENSATION AND BENEFITS

a.      Compensation In consideration of the services to be rendered under this Agreement, the Company shall pay Executive the initial compensation of One Hundred Twenty Thousand Dollars ($120,000.00) per year. Executive’s Compensation will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

b.      Benefits  Executive shall be eligible to participate in the benefits made generally available by the Company to similarly situated Executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

c.      Bonuses  Executive shall be eligible to receive bonuses made generally available by the Company to similarly situated Executives.

d.      Expenses  The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines. However, Executive must get prior written approval by a duly authorized representative of the Company other than Executive for any expenses over $500.

TERM OF EMPLOYMENT; TERMINATION BY COMPANY

a.      Employment Term  The employment of Executive shall be for a period of two (2) years and may be terminated at any time for any reason or no reason by the Company or Executive upon thirty (30) days’ written notice.  Either Party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other Party.

b.      Severance  Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section 4 below), in the event that the Company terminates the employment of Executive at any time, Executive will be eligible to receive an amount equal to the then-current Base Salary of the Executive payable in the form of salary continuation for the remainder of the two (2) year employment term plus the issuance of five percent (5%) of the Company’s common stock on a fully diluted basis, giving effect to the issuance. Executive shall not be entitled to any severance payments if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section 4 below) or if Executive’s employment is terminated by Executive (in accordance with Section 5 below).

OTHER TERMINATIONS BY COMPANY

a.      Termination for Cause  For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; or (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement.  The Company may terminate Executive’s employment For Cause at any time, without any advance notice.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of Employer under law; and thereafter all obligations of the Company under this Agreement shall cease.

b.      By Death  Executive’s employment shall terminate automatically upon Executive’s death.  The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing.  Thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

c.      By Disability  If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12) month period, then, to the extent permitted by law, the Company may terminate Executive’s employment.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

TERMINATION BY EXECUTIVE

a.      Termination by Executive  Executive may terminate employment with the Company at any time for any reason or no reason at all, upon thirty (30) days’ advance written notice.  During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder.  The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the thirty-day notice period.  Thereafter all obligations of the Company shall cease.

TERMINATION OBLIGATIONS

a.      Return of Property Executive agrees that all property (including without limitation all electronic devices, equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) which was furnished, created, or prepared incidentally to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b.      Resignation and Cooperation Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

CONFIDENTIALITY; PROHIBITION ON THIRD PARTY INFORMATION

a.      Confidentiality  Executive acknowledges that Executive will have access to proprietary information regarding the business operations of the Company and agrees to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the Company’s prior written consent.  It is hereby agreed that from time to time Executive and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

b.      Non-Disclosure of Third Party Information Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties.  Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

GOVERNING LAW; ARBITRATION

This Agreement shall be governed by and construed in accordance with the laws of the State of California.  In the event of a dispute related to or arising from the terms of this Agreement: (i) such dispute shall be resolved before the American Arbitration Association in Los Angeles County, California and (ii) the prevailing Party shall be entitled to all attorneys’ fees and costs.

AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a Party herein shall be cumulative and in addition to all other rights and remedies of the Party hereunder or under applicable law.

ASSIGNMENT; BINDING EFFECT

a.      Assignment  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign, and shall not assign or purport to assign, any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.      Binding Effect Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

NOTICES

ALL NOTICES OR OTHER COMMUNICATIONS REQUIRED OR PERMITTED HEREUNDER SHALL BE MADE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN DULY GIVEN IF DELIVERED:  (A) BY HAND; (B) BY A NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE; OR (C) BY UNITED STATES FIRST CLASS REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE PRINCIPAL ADDRESS OF THE OTHER PARTY.  THE DATE OF NOTICE SHALL BE DEEMED TO BE THE EARLIER OF: (I) ACTUAL RECEIPT OF NOTICE BY ANY PERMITTED MEANS, OR (II) FIVE BUSINESS DAYS FOLLOWING DISPATCH BY OVERNIGHT DELIVERY SERVICE OR THE UNITED STATES MAIL.  EXECUTIVE SHALL BE OBLIGATED TO NOTIFY THE COMPANY IN WRITING OF ANY CHANGE IN EXECUTIVE’S ADDRESS.

SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

TAXES

All amounts paid under this Agreement (including without limitation Initial Compensation and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

EXECUTIVE AGREES THAT ANY AND ALL OF EXECUTIVE’S OBLIGATIONS UNDER THIS AGREEMENT SHALL SURVIVE THE TERMINATION OF EMPLOYMENT AND THE TERMINATION OF THIS AGREEMENT.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

AUTHORITY

Each Party represents and warrants that such Party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder and that this Agreement constitutes the valid and legally binding agreement and obligation of such Party and is enforceable in accordance with its terms.

ENTIRE AGREEMENT

THIS AGREEMENT IS INTENDED TO BE THE FINAL, COMPLETE, AND EXCLUSIVE STATEMENT OF THE TERMS OF EXECUTIVE’S EMPLOYMENT BY THE COMPANY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS STATEMENTS OR AGREEMENTS.  TO THE EXTENT THAT THE PRACTICES, POLICIES OR PROCEDURES OF THE COMPANY, NOW OR IN THE FUTURE, APPLY TO EXECUTIVE AND ARE INCONSISTENT WITH THE TERMS OF THIS AGREEMENT, THE PROVISIONS OF THIS AGREEMENT SHALL CONTROL.

EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

VAPE HOLDINGS, INC.	EXECUTIVE:
By:
Name:	KYLE TRACEY
Title:

SCHEDULE A
DESCRIPTION OF EMPLOYMENT DUTIES

Executive shall perform the following services pursuant to the terms of this Agreement:

(1)         Holding the position of Chief Executive Officer and associated services, including but not limited to:

  (a)           general management of the Company,

  (b)           collaborating with the Board of Directors to develop an overall strategy and vision for the Company;

  (b)           developing and reviewing budget to support operating plans; and

  (c)            marketing, raising capital, and identifying and negotiating potential mergers and acquisitions.

The above services will be further defined and delineated by the Company’s Board of Directors from time to time as necessary.

EXHIBIT D

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated _____________, 2014 is entered into by and between Vape Holdings, Inc., a Delaware corporation (the “Company”), and Michael Cook, an individual (“Executive”). Company and Executive may be referred to herein individually as a “Party” or collectively as the “Parties.”

POSITION AND RESPONSIBILITIES

c. Position  Executive has extensive training and experience managing companies and in the technology and cannabis concentrate industries, and Company desires to employ Executive to render services to the Company in the position of Director of Business Development. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company, including, but not limited to, the duties listed in Exhibit “A” attached hereto and incorporated by reference herein. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

d. No Conflict  Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations the Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

COMPENSATION AND BENEFITS

e. Compensation In consideration of the services to be rendered under this Agreement, the Company shall pay Executive the initial compensation of Eighty Thousand Dollars ($80,000.00) per year. Executive’s Compensation will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

f. Benefits  Executive shall be eligible to participate in the benefits made generally available by the Company to similarly situated Executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

g. Bonuses  Executive shall be eligible to receive bonuses made generally available by the Company to similarly situated Executives.

h. Expenses  The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines. However, Executive must get prior written approval by a duly authorized representative of the Company other than Executive for any expenses over $500.

TERM OF EMPLOYMENT; TERMINATION BY COMPANY

i. Employment Term  The employment of Executive shall be for a period of two (2) years and may be terminated at any time for any reason or no reason by the Company or Executive upon thirty (30) days’ written notice.  Either Party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other Party.

j. Severance  Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section 4 below), in the event that the Company terminates the employment of Executive at any time, Executive will be eligible to receive an amount equal to the then-current Base Salary of the Executive payable in the form of salary continuation for a six month period following termination.  Executive shall not be entitled to any severance payments if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section 4 below) or if Executive’s employment is terminated by Executive (in accordance with Section 5 below).

OTHER TERMINATIONS BY COMPANY

k. Termination for Cause  For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; or (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement.  The Company may terminate Executive’s employment For Cause at any time, without any advance notice.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of Employer under law; and thereafter all obligations of the Company under this Agreement shall cease.

l. By Death  Executive’s employment shall terminate automatically upon Executive’s death.  The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing.  Thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

m. By Disability  If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12) month period, then, to the extent permitted by law, the Company may terminate Executive’s employment.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

TERMINATION BY EXECUTIVE

n. Termination by Executive  Executive may terminate employment with the Company at any time for any reason or no reason at all, upon thirty (30) days’ advance written notice.  During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder.  The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the thirty-day notice period.  Thereafter all obligations of the Company shall cease.

TERMINATION OBLIGATIONS

o. Return of Property Executive agrees that all property (including without limitation all electronic devices, equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) which was furnished, created, or prepared incidentally to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

p. Resignation and Cooperation Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

CONFIDENTIALITY; PROHIBITION ON THIRD PARTY INFORMATION

q. Confidentiality  Executive acknowledges that Executive will have access to proprietary information regarding the business operations of the Company and agrees to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the Company’s prior written consent.  It is hereby agreed that from time to time Executive and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

r. Non-Disclosure of Third Party Information Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties.  Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

GOVERNING LAW; ARBITRATION

This Agreement shall be governed by and construed in accordance with the laws of the State of California.  In the event of a dispute related to or arising from the terms of this Agreement: (i) such dispute shall be resolved before the American Arbitration Association in Los Angeles County, California and (ii) the prevailing Party shall be entitled to all attorneys’ fees and costs.

AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a Party herein shall be cumulative and in addition to all other rights and remedies of the Party hereunder or under applicable law.

ASSIGNMENT; BINDING EFFECT

s. Assignment  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign, and shall not assign or purport to assign, any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

t. Binding Effect Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

NOTICES

ALL NOTICES OR OTHER COMMUNICATIONS REQUIRED OR PERMITTED HEREUNDER SHALL BE MADE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN DULY GIVEN IF DELIVERED:  (A) BY HAND; (B) BY A NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE; OR (C) BY UNITED STATES FIRST CLASS REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE PRINCIPAL ADDRESS OF THE OTHER PARTY.  THE DATE OF NOTICE SHALL BE DEEMED TO BE THE EARLIER OF: (I) ACTUAL RECEIPT OF NOTICE BY ANY PERMITTED MEANS, OR (II) FIVE BUSINESS DAYS FOLLOWING DISPATCH BY OVERNIGHT DELIVERY SERVICE OR THE UNITED STATES MAIL.  EXECUTIVE SHALL BE OBLIGATED TO NOTIFY THE COMPANY IN WRITING OF ANY CHANGE IN EXECUTIVE’S ADDRESS.

SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

TAXES

All amounts paid under this Agreement (including without limitation Initial Compensation and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

EXECUTIVE AGREES THAT ANY AND ALL OF EXECUTIVE’S OBLIGATIONS UNDER THIS AGREEMENT SHALL SURVIVE THE TERMINATION OF EMPLOYMENT AND THE TERMINATION OF THIS AGREEMENT.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

AUTHORITY

Each Party represents and warrants that such Party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder and that this Agreement constitutes the valid and legally binding agreement and obligation of such Party and is enforceable in accordance with its terms.

ENTIRE AGREEMENT

THIS AGREEMENT IS INTENDED TO BE THE FINAL, COMPLETE, AND EXCLUSIVE STATEMENT OF THE TERMS OF EXECUTIVE’S EMPLOYMENT BY THE COMPANY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS STATEMENTS OR AGREEMENTS.  TO THE EXTENT THAT THE PRACTICES, POLICIES OR PROCEDURES OF THE COMPANY, NOW OR IN THE FUTURE, APPLY TO EXECUTIVE AND ARE INCONSISTENT WITH THE TERMS OF THIS AGREEMENT, THE PROVISIONS OF THIS AGREEMENT SHALL CONTROL.

EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

VAPE HOLDINGS, INC.	EXECUTIVE:
By:
Name:	Michael Cook
Title:

SCHEDULE A
DESCRIPTION OF EMPLOYMENT DUTIES

Executive shall perform the following services pursuant to the terms of this Agreement:

(1)          Holding the position of Director of Business Development and associated services, including but not limited to:

   (a)             managing the day-to-day business development of the Company;

   (b)             working with the CEO, President and Board of Directors to ensure implementation of the Company’s vision and development strategy; and

   (c)             evaluating Company and staff performance.

The above services will be further defined and delineated by the Company’s Board of Directors from time to time as necessary.

EXHIBIT E

SERIES A PREFERRED STOCK DESCRIPTION AND DESIGNATION

OF

VAPE HOLDINGS, INC.

The preferences, voting powers, qualifications and special or relative rights or privileges of Vape Holdings, Inc., a Delaware corporation (the "Company") regarding the share of Series A Preferred Stock, par value $0.00001 per share (the "Series A"), shall be as follows:

1.	Authorized Amount of Preferred Stock

There are 100,000,000 shares of Preferred Stock authorized for the Company by the Articles of Incorporation.

2.	Authorized Amount of Series A Preferred Stock

There is hereby authorized 500,000 shares of Series A, subject to this Description. There shall be no additional Series A Shares authorized or issued.

3.	Dividend Rights

The Series A share shall be entitled to receive a dividend equal to any and all dividends authorized by the Company to holders of the Company’s common shares on a pro rata basis. Company currently has no plans to declare or pay a dividend of any kind.

4.	Liquidation Preference

(a)           In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holder of Series A Preferred Stock shall be preferred in order of payment to the holders of the Company’s common stock at a rate par value per Series A share.

(b)           A consolidation or merger of the Company with or into any other company or companies, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction (including a merger or other reorganization) or series of related transactions in which more than fifty percent of the voting power of the Company is disposed of, shall be considered to be a liquidation, dissolution or winding up within the meaning of this section 4.

5.	Conversion

The 500,000 Shares of Series A Preferred Stock shall be convertible into shares of Common Stock of the Company at the option of the holder on a one-for-one (10 for 1) basis (the “Conversion Shares”).  On the two year anniversary of the Acquisition the preferred stock conversion ratio shall be adjusted as follows: a one-time pro rata adjustment of up to ten-for-one (10-1) based upon the Company generating aggregate gross revenues over the two years of at least $8,000,000 (e.g. If the Company generates only $4,000,000 in aggregate gross revenues over the two year period then the convertible ratio will adjust to 5-1).  In no event will the issuance convert into more than 5,000,000 shares of common stock of the Company.  In the event of a change in control of the Company or a sale of all or substantially all of the assets of the Company during the two year period, the conversion ratio will automatically adjust to ten-for-one (10-1).

The term "Common Stock" as used in this Section shall mean the shares of the Common Stock of the Company, authorized at the date of the initial issuance of the Series A Preferred Stock or, in case of a reclassification or exchange of such Common Stock, shares of the stock into or for which such Common Stock shall be reclassified or exchanged and all provisions of this section 5 shall be applied appropriately thereto and to any stock resulting from any subsequent reclassification or exchange thereof.

6.	Voting Rights

Each share of Series A shall be entitled to fifteen (15) votes on any matters placed to the shareholders of the Company.

7.	Securities Not Registered Under the Securities Act of 1933.

Neither the Preferred Stock nor the Series A Preferred Stock has been registered under the Securities Act of 1933, as amended, or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration. The share of Series A Preferred Stock and each preferred stock certificate issued upon the transfer of any such share of Series A Preferred Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXECPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE CORPORATION, OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR SIMILAR SECURITIES LAW.”

EXHIBIT F

EXISTING LIABILITIES OF SELLER

None.

EXHIBIT G

BILL OF SALE

THIS BILL OF SALE is made by HIVE Ceramics, LLC (“Seller”), for the benefit of Vape Holdings, Inc., a Delaware corporation (“the Company”).

For valuable consideration, the receipt of which is hereby acknowledged, Seller does hereby bargain, sell, assign, transfer, convey and deliver to the Company, its successors and assigns, all the property described in Exhibit A (the “Assets”) attached hereto and incorporated herein by this reference.

Seller, its successors, and assigns covenants with the Company, its successors and assigns that it is the owner of the Property and that the title conveyed to the Company is free, clear and unencumbered.

The Product is sold in “AS IS” condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale on _____________, 2014.

“SELLER”
HIVE CERAMICS, LLC By: Name: Title: